UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 10, 2015
Steadfast Income REIT, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	000-54674	27-0351641
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
18100 Von Karman Avenue, Suite 500
Irvine, California 92612
(Address of Principal Executive Offices, including Zip Code)
Registrant’s telephone number, including area code: (949) 852-0700
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.
On August 13, 2015, Steadfast Income REIT, Inc. (the “Company”) issued an earnings release announcing its financial results for the three and six months ended June 30, 2015. A copy of the earnings release is being furnished as Exhibit 99.1 to this Form 8-K.
The information contained in this Item 2.02, including the related information set forth in the earnings release attached hereto as Exhibit 99.1 and incorporated by reference herein, is being “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by the specific reference in such filing.

Item 5.07    Submission of Matters to a Vote of Security Holders.
The Company held its annual meeting of stockholders (the “Annual Meeting”) on August 11, 2015. At the Annual Meeting, the holders of 43,587,794 shares of the Company’s common stock were present in person or represented by proxy, representing approximately 56.7% of the total number of shares entitled to vote at the meeting. The following are the voting results for each proposal presented to the Company’s stockholders at the Annual Meeting:
Proposal 1: Election of Directors
All of the director nominees were elected to serve until the next annual meeting of the Company’s stockholders and until their successors are elected and qualified. The voting results for each of the individuals nominated for election as directors were as follows:

Name	Votes For	Votes Withheld
Scot B. Barker	43,000,573	587,221
Ned W. Brines	43,017,476	570,318
Rodney F. Emery	42,624,735	963,059
Ella S. Neyland	42,612,393	975,401
Don B. Saulic	42,983,298	604,496
No broker non-votes were cast in the election of the director nominees.
Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm
The proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 was approved. The following votes were taken in connection with this proposal:

Votes For	Votes Against	Abstentions
42,779,911	219,494	588,389
No broker non-votes were cast in the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Item 8.01	Other Events.
Issuance and Acceleration of Restricted Common Stock to Certain Independent Directors
On August 10, 2015, the Company’s Board of Directors (the “Board”) granted 2,000 shares of the Company’s restricted common stock to each of Larry H. Dale and Kerry D. Vandell in commemoration of their service and commitment to the Company. These shares were granted pursuant to the Company’s 2009 Incentive Plan (the “Plan”) and vest immediately.
During the term of their service to the Company and pursuant to the Company’s Independent Directors Compensation Plan, which operates as a sub-plan of the Plan, Messrs. Dale and Vandell were granted a total of 18,000 and 11,107 shares, respectively, of the Company’s restricted common stock (collectively, the “Awards”) upon their initial election and re-election to the Board. One-fourth of the shares of restricted common stock vest and become non-forfeitable upon issuance and the remaining portion vest in three equal annual installments beginning on the date of grant and ending on the third anniversary of the date of grant; provided, however, that the restricted stock will become fully vested and become non-forfeitable on the earlier to occur of (1) the termination of the independent director’s service as a director due to his or her death or disability, or (2) a change in control of the Company, and as otherwise provided in the Plan. On August 10, 2015, pursuant to the Plan, the Board determined that all of the time-based vesting restrictions on the Awards shall lapse. As of August 10, 2015, the Awards were fully vested.
Declaration of Cash Distribution
On August 11, 2015, the Company’s Board approved and authorized a daily distribution to stockholders of record as of the close of business on each day for the period commencing on October 1, 2015 and ending on December 31, 2015. The distributions will be calculated based on 365 days in the calendar year and will be equal to $0.001964 per share of the Company’s common stock, which is equal to an annualized distribution rate of 7.0%, assuming a purchase price of $10.24 per share. The distributions for each record date in October 2015, November 2015 and December 2015 will be paid in November 2015, December 2015 and January 2016, respectively. The distributions will be payable to stockholders from legally available funds therefor.

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit	Description
99.1	Earnings Release, dated August 13, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEADFAST INCOME REIT, INC.

Date:	August 13, 2015	By:	/s/ Kevin J. Keating
Kevin J. Keating
Treasurer

EXHIBIT INDEX

Exhibit	Description
99.1	Earnings Release, dated August 13, 2015